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                 LAW OFFICES
     BALLARD SPAHR ANDREWS & INGERSOLL, LLP                BALTIMORE, MD
         1735 MARKET STREET, 51ST FLOOR                     DENVER, CO
     PHILADELPHIA, PENNSYLVANIA 19103-7599             SALT LAKE CITY, UT
                  215-665-8500                             VOORHEES, NJ
               FAX: 215-864-8999                          WASHINGTON, DC
              www.ballardspahr.com                        WILMINGTON, DE





                                           July 18, 2005





AIM Stock Funds
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173

AIM Equity Funds
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173

                  Re: Federal Income Tax Consequences of the Reorganization of AIM Mid Cap Stock Fund

Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property and assets of AIM Mid Cap Stock Fund ("Selling Fund"), an investment portfolio of AIM Stock Funds ("Seller"), a Delaware statutory trust, to AIM Capital Development Fund ("Buying Fund"), an investment portfolio of AIM Equity Funds ("Buyer"), a Delaware statutory trust, in exchange for shares of beneficial interest of Buying Fund ("Buying Fund Shares") issued by Buyer directly to Selling Fund Shareholders, and Buying Fund's assumption of Selling Fund's liabilities, and the termination of Selling Fund as a designated series of shares of Seller, all pursuant to the Agreement and Plan of Reorganization that was adopted by the Boards of Trustees of Seller and Buyer as of March 22, 2005 (the "Plan") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Plan.

                  For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Plan, the exhibits attached thereto, the Registration Statement on Form N-14 filed by Buyer on April 1, 2005 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have



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assumed that such documents reflect all the material facts relating to the
Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

                  In rendering this opinion, we are relying upon the representations, warranties and covenants made by Seller and Buyer in the Plan as well as on letters of representation of even date that we have received from officers of Seller and Buyer, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of the knowledge," "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding or agreement.

                  Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         1. The transfer of the assets of Selling Fund to Buying Fund in exchange for Buying Fund Shares distributed directly to Selling Fund Shareholders, as provided in the Plan, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Selling Fund and Buying Fund each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. In accordance with Sections 357(a), 361(a) and 361(c)(1) of the Code, no gain or loss will be recognized by Selling Fund on the transfer of its assets to Buying Fund in exchange for Buying Fund Shares and the assumption of Selling Fund's liabilities, or on the distribution of Buying Fund Shares to Selling Fund Shareholders.

         3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Buying Fund upon the receipt of assets of Selling Fund in exchange for Buying Fund Shares issued directly to Selling Fund Shareholders.

         4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Selling Fund Shareholders on the receipt of Buying Fund Shares in exchange for their shares of Selling Fund.

         5. In accordance with Section 362(b) of the Code, the basis to Buying Fund of the assets of Selling Fund will be the same as the basis of such assets in the hands of Selling Fund immediately prior to the Reorganization.

         6. In accordance with Section 358(a) of the Code, a Selling Fund Shareholder's basis for Buying Fund Shares received by the Selling Fund Shareholder will be the same as his basis for the shares of Selling Fund exchanged therefor.

         7. In accordance with Section 1223(1) of the Code, a Selling Fund Shareholder's holding period for Buying Fund Shares will be determined by including such Selling Fund



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Shareholder's holding period for the shares of Selling Fund exchanged therefor, provided that the Selling Fund Shareholder held such shares of Selling Fund as a capital asset as of the Closing Date.

         8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Selling Fund transferred to Buying Fund in the Reorganization will include the holding period for such assets in the hands of Selling Fund immediately prior to the Reorganization.

         9. In accordance with Sections 381(a) and (b) of the Code and Sections 1.381(a)-1 and 1.381(b)-1 of the Income Tax Regulations, the tax year of Selling Fund will end on the date the Reorganization is consummated and Buying Fund will succeed to and take into account the items of Selling Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the regulations thereunder.

                  We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Selling Fund Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Selling Fund Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Plan, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent. We expressly authorize Buyer to file this opinion with the Securities and Exchange Commission as a post-effective amendment to the Registration Statement as required by the Plan.

                  Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

                  If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

                  Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.


                                              Sincerely,



                                              s/BSAI, LLP